Exhibit 4.10

2021 - 0211 EXCLUSIVE LICENSE AGREEMENT This Exclusive License Agreement ("Agreement"; and as further defined herein) is made effective as of May 19th, 2021 (the "Effective Date") between: UNIVERSITY HEALTH NETWORK, an Ontario corporation incorporated by special statute under the University Health Network Act, 1997, having a principal office at 190 Elizabeth Street, R. Fraser Elliott Building - Room 1S - 417, Toronto, Ontario MSG 2C4 ("UHN") - AND - LUCID PSYCHECEUTICALS INC., a company incorporated in the Province of Ontario, having a principal office at 1 Adelaide Street East, Suite 801, Toronto, Ontario, Canada MSC 2V9 ("Company") (In this Agreement, UHN and Company may be referred to individually as a "Party", or collectively as the "Parties".) BACKGROUND: Whereas: Page 1 of 43 Precedent Annotated License Agreement. Updated Jan 2020lr

A. UHN owns and controls certain patent(s), clinical data, and other intellectual property developed under the direction of UHN principal investigator Dr . Lakshmi Katra ("Principal Investigator'') with respect to inhibitors of protein arginine deiminase (PAD) enzymes and uses thereof as described in greater detail in Schedule "A" and Schedule "B" (the "Licensed IP" as more fully defined herein) . B. Company and UHN entered into a term sheet dated December 16 , 2020 (the "Term Sheet"), which sets out key terms and conditions for a proposed license agreement as between Company and UHN with regards to the Licensed IP . C. The Parties now wish to execute this Agreement to reflect the licensing of the Licensed IP from UHN to the Company in accordance with the terms and conditions as outlined herein : in the Field of Use and Territory (as each term is defined below) . NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration for the mutual promises, representations, covenants and agreements of the Parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows : ARTICLE 1 - INTERPRETATION 1 . 1 Defined Terms . For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings : (a) "Affiliate" means, with respect to a Party, directly or indirectly controlled by, controlling, or under common control with such Party. For the purposes of this Page 2 of 43 definition, except as otherwise expressly set out in this Agreement, "control" shall mean (i) direct or indirect beneficial ownership of at least fifty percent ( 50% ) of the voting stock of such Party or (ii) such other relationship as, in fact, constitutes actual control . (b) "Agreement" means this Exclusive License Agreement and all of its Schedules. (c) "Confidential Information" of a Party means any and all information of and disclosed by, a Party and/or any of its Affiliates (a "Disclosing Party") which has or does come into the possession or knowledge of the other Party and/or any of its Affiliates (a "Receiving Party") in connection with or as a result of entering into this Agreement and which is (1) marked as confidential or identified as confidential at the time of disclosure, or (2) given the nature of the information or circumstances of disclosure, would be recognized as confidential or proprietary by a reasonable person, in each case including information concerning the Disclosing Party ' s past, present and future business, research and development, technology, customers and suppliers . Information shall not be considered "Confidential Information" to the extent that the information : (i) is part of the public domain at the time of disclosure, (ii) subsequently becomes part of the public domain through no act or fault of the Receiving Party or its agents or employees in violation of this Agreement, (iii) can be demonstrated by the Receiving Party's written records or other credible evidence to have been known or otherwise available to the Receiving Party prior to the disclosure by the Disclosing Party, (iv) can be demonstrated by the Receiving Party's written records or other credible evidence, to have been provided to the Receiving Party, without Page 3 of 43 df restriction, by a Person who is not under a duty of confidentiality respecting the information disclosed, (v) can be demonstrated by the Receiving Party ' s written records or other credible evidence, to have been independently developed by or on behalf of the Receiving Party without use of or reference to the Confidential Information disclosed hereunder, or (vi) is identified in writing by the Disclosing Party as no longer constituting Confidential Information . (d) "Contract Year" means, during the Term, the initial period commencing on the Effective Date and ending twelve (12) months thereafter, and each subsequent twelve (12) month period commencing on the day after the expiration of the foregoing twelve (12) month period and on each anniversary thereof . The last Contract Year shall end on the day this Agreement expires or is earlier terminated . (e) "Cover, Covered, Covering" means that in the absence of a license to Company in respect of the Licensed IP, the sale of a Regulatory Approved Product by Company would infringe a Valid Claim of an issued patent or would infringe a Valid Claim of a patent application as if such Valid Claim of such application had been granted . (f) "Field of Use" means the field of therapeutics for human health . (g) "Gross Revenue" means the gross receipts from all sales of Regulatory Approved Products by Company , its Affiliates and/or any Sublicensee (as defined pursuant to Section 2 . 3 ) . Any Products sold or otherwise transferred by Company, its Affiliates and/or any Sublicensee in other than an arms - Page 4 of 43 dZ length transaction shall be deemed to be invoiced for the fair market value of the Product. (h) " Improvements" means, subject to third party rights, and subject to UHN conflict of interest review and appropriate management plan, any patents or applications covering any new and useful process, machine, manufacture, or composition of matter or improvement arising therefrom where (a) use of such intellectual property would require a license to one or more of the Licensed Patent(s) to practice such intellectual property, and (b) resulting from ongoing research conducted solely at UHN under the sole supervision of Dr . Lakshmi Kotra as the sole principal investigator ; where such improvements are developed during the time period from the Effective Date up until the end of twenty four (24) months from the Effective Date, and specifically excludes intellectual property created under any sponsored research agreement . In addition, it means anything otherwise agreed to by the Parties, including after execution of this Agreement . (i) "Licensed Data" means data related to the Licensed Patent(s), including, but not limited to , chemical , in vitro and in vivo data, pre - clinical data and results, including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, regulatory, manufacturing and quality control data, including study designs and protocols solelyas set forth in Schedule B . U) "Licensed IP" means: (i) Licensed Patent(s), (ii) Licensed Data. Page 5 of 43 c91

(k) "Licensed Patent(s)" means (i) the patent(s) and patent application(s) listed on Schedule A and all Patent Rights therein . Parties may agree to amend Schedule A to include patent(s) and patent application(s) which are filed as a result of Company's use and/or analysis of the Licensed Data . (I) "Net Revenues" means, the Gross Revenue net of all of the following charges or expenses that are incurred : (i) normal, customary and actual quantity, trade or cash allowance/ discounts, credits or volume discounts, and other price reductions with respect to Products ; (ii) credits, rebates or allowances because of billing errors, damaged, outdated, obsolete, nonconforming, rejected, re - worked or recalled goods or services or returns with respect to Products ; (iii) freight, postage, shipping and insurance charges incurred in transporting the Products to the end customer ; (iv) taxes including sales, use, value - added, and other direct taxes, customs, duties, tariffs, surcharges, or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of Products ; and with (i) - (v) to be as determined from the books and records of Company, and/or its Affiliates and Sublicensees, maintained in accordance with generally accepted accounting principles . Page 6 of 43 �

(m) "Patent Rights" means, all rights in, to and under the patents and applications and all those claiming priority thereto, including whether domestic or foreign, or any equivalent thereof, including all direct or indirect divisionals, continuations, continuations - in - part (with the proviso that ownership rights in any continuation - in - part applications/patents shall only apply to issued claims containing subject matter which can claim the benefit of a priority date of such patents or patent applications), reissues, re - examinations, supplemental protection certificates or extensions thereof, and any patent that issues on any of the foregoing . (n) "Person" means any individual, corporation or other incorporated organization, sole proprietorship, partnership, unincorporated association, unincorporated syndicate , unincorporated organization, trust, body corporate and a natural person in his or her capacity as trustee, executor, administrator or other legal representative, where any of same are not a Party, Affiliate or Sublicensee . (o) "Product(s)" means all products and services that utilize, are based on , derived from, or manufactured by utilizing the Licensed IP, or that utilized Licensed IP in submissions to regulatory authorities for purposes of supporting a decision of Regulatory Approval . "Regulatory Approved Product" means a Product that is Regulatory Approved . (p) "Publication" means any means of making available to the public of any information by way of speech, lecture, paper, drawing, photograph , printed work, tape, video recording or other electronic means , or any other disclosure given or distributed . Page 7 of 43 c;9f

(q) "Regulatory Approved" shall mean having obtained authorization by the appropriate governmental entity or entities necessary for commercial sale of a Product in a country in the Territory . (r) "Sublicensing Revenue" means, all consideration received by Company or its Affiliate(s) from Sublicensees in consideration for sublicensing of Licensed IP including fair value of any equity provided by Sublicensee to Company, and all milestone payments, but excluding (a) amounts for research, development, with respect to the Licensed IP (including, without limitation, payment for FTEs), and (b) payments by Sublicensees for payment or reimbursement of patent filing, prosecution, defense, enforcement and maintenance and other related expenses, and (c) monies received as flow through royalty payments further to Royalties section herein (e.g. flow through royalties), (d) milestone payment amounts received from the Company further to the Product Development, Regulatory and Sales Milestone Payments section herein, and (e) fair value of any loans, equity or debt investments in Company or its Affiliates if received value by Company is more than the fair value . (s) "Territory" means the world. (t) "Valid Claim" means a claim : (i) of any issued, unexpired Licensed Patent that has not been revoked or held unenforceable or invalid by a court or government agency of the competent jurisdiction, or (ii) of any patent application of the Licensed Patent(s) that has not been cancelled, withdrawn or abandoned . (u) "Yearly Period" means each calendar year period during the Term ending December 31 s t . The first and last Yearly Periods may be less than a full calendar year and will commence on the Effective Date of this Agreement and terminate on the date this Agreement terminates, respectively . Page 8 of 43 fl

2. Other Defined Terms . All other defined terms in this Agreement shall have the meanings as otherwise specifically set out within the body of this Agreement . 3. Sections and Headings . The division of this Agreement into articles, sections and subsections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement . Unless otherwise indicated, any reference herein to a particular Article, Section, Subsection or Schedule refers to the specified Article, Section or Subsection of , or Schedule to, this Agreement . 4. Number, Gender and Persons . In this Agreement, words importing the singular number shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations , governmental bodies and other legal or business entities . 5. Currency. All monetary amounts in this Agreement are in Canadian dollars . 6. Schedules . The following Schedules are annexed to and form part of this Agreement : Schedule A - Licensed Patent(s) Schedule B - Licensed Data 7. Accounting Principles . Any reference in this Agreement to "generally accepted accounting principles" refers to generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute or International Financial Reporting Standards . Page 9 of 43

ARTICLE 2 - GRANT OF RIGHTS 1. License Grant; Improvements Option; Sponsored Research. (a) Subject to the terms and conditions of this Agreement, UHN grants to Company an exclusive, royalty bearing, transferable (subject to Section 14 . 4 ) license in the Field of Use in the Territory, with the further right to grant sublicenses subject to Section 2 . 3 , in and to the Licensed IP and all intellectual property rights therein, right to research, develop, manufacture, have manufactured, import and export Product(s) (b) Subject to the terms and conditions of this Agreement, UHN grants to Company an exclusive, royalty bearing, transferable (subject to Section 14 . 4 ) license in the Field of Use in the Territory, with the further right to grant sublicenses subject to Section 2 . 3 , in and to the Licensed IP and all intellectual property rights therein, right to research, develop, manufacture, have manufactured, use, have used, sell or have sold, offer for sale, import and export Regulatory Approved Product(s) . Where (a) and (b) collectively form the "License" . (c) Company will be granted an exclusive option to license any Improvements . Company will have ninety (90) days after receiving written notice from UHN of an Improvement to indicate its intent (in writing) to exercise the option with respect to said Improvement . UHN and Company will have an additional ninety (90) days to negotiate and execute a license to the Improvements for the Field of Use in good faith . If the Parties are not able to conclude the license to such Improvement, UHN shall have rights to license Page 10 of 43 said Improvement to third parties, so long as for one year afterwards, that license is not on more favorable terms than were last offered to Company. (d) Pending UHN's conflict of interest review for Principal Investigator, and UHN's approval and appropriate UHN management plan, Company may fund research at UHN supporting the further development of any or all of the Licensed IP, or any other research as mutually agreed upon between the Parties, and any such funded research, which may include non - clinical research and clinical research, shall be documented in signed "Sponsored Research Agreement(s)" . Details of research activities, budget, and appropriate institutional overhead charges, as well as rights to intellectual property from that funded research shall be as determined and memorialized in those Sponsored Research Agreement(s) . 2. UHN Retention of Right . The License granted to Company under Section 2 . 1 (a) and (b) is subject to UHN's retention of its rights to use the Licensed IP without charge for its non - commercial (i) research, (ii) clinical, (iii) educational, and/or (iv) academic purposes, and to disclose information or grant non - exclusive, non - commercial licenses relating to the Licensed IP to third party not - for - profit organizations and academic institutions for purposes (i), (iii), and (iv) noted above . UHN shall promptly inform Company about such licenses . 3. Sublicenses . Company shall have the right to grant sublicense(s) to the Licensed IP (the "Sublicense(s)") to one or more sublicensees (the "Sublicensee(s)") provided that any Sublicense shall not contain any terms which are inconsistent with this Agreement . UHN shall be informed by written notice and provided with copies of all Sublicenses granted under the Licensed IP, except the extent of disclosures of certain financial and business terms may be subject to confidentiality provisions executed with third parties, and redactions required by third Page 11 of 43 �

parties that are not relevant to the applicable UHN rights under this Agreement . Such Sublicenses shall be in accordance with the terms of this Agreement . Sublicensee(s) shall be required to make records available to Company at least annually to allow Company to fulfill its reporting obligations to UHN as outlined in this Agreement . ARTICLE 3 - CONSIDERATION 3.1 a. Payment of Funds. Payments to be made by Company to UHN hereunder shall be made by electronic or wire transfer according to the following information: Page 12 of 43 Bank Name : Bank Address: Bank Code/Institution No: Beneficiary/Payee's Name: Beneficiary/Payee's Address : Branch/Transit # : S.W.I.F.T.BIC CODE: Account#: BMO - Bank of Montreal First Canadian Place - 100 King St. West Toronto, Ontario M5X 1A1 Canada 001 University Health Network 190 Elizabeth Street R. Fraser Elliot Bldg. - 2nd Floor Toronto, Ontario M5G 2C4 Canada 00022 BOFMCAM2 00024678982

Correspondent Bank: Wachovia Bank N.A. New York NY ABA 026005092 SWIFT : PNBPUS3NNYC b. Equity Issuance. Equity . UHN shall be issued 2 , 751 , 495 shares of Company, with a cash - equivalent value of $ 275 , 149 . 50 , immediately at the execution of this Agreement . The Parties shall execute the Equity Agreements and perform such activities as may be required to formalize the issuance of equity to UHN as contemplated therein . "Equity Agreements" means (a) that certain subscription agreement, dated as of the Effective Date, by and between UHN and Company, and (b) all such other agreements as may be executed in accordance with such subscription agreement, as may be amended or restated from time to time . 3 . 2 Upfront License Fee . Upon execution of this Agreement by both Parties, and receipt of an invoice from UHN, Company shall pay to UHN a non - refundable and non - creditable license fee payment of $ 600 , 000 dollars . Page 13 of 43 O 3.3 Past Patent Costs. Upon execution of this Agreement, Company shall reimburse all previously unreimbursed patent costs incurred by UHN in filing and maintaining the Licensed Patent(s), up to and including the Effective Date . Current costs are approximately $ 37 , 664 . 08 as of May 7 th, 2021 , however this amount is expected to increase once invoices for work performed prior to the Effective Date, but later billed, have been received . Company shall also reimburse all other UHN out of pocket legal expenses for activities related to the Licensed IP and Company that were undertaken prior to the Effective Date, to a maximum amount of $ 50 , 000 . Such costs to be invoiced upon receipt of invoice from third party service provider, and to be paid within sixty (60) days of the provision of such invoice . 4. License Maintenance Fee . Company shall pay UHN a yearly license maintenance fee payment of $ 100 , 000 dollars, due and payable within thirty (30) days of the applicable anniversary of the Effective Date, commencing on the first anniversary of the Effective Date, and on each anniversary thereafter until the first commercial sale of a Product is made . Thereafter, no payments are due under this Section 3 . 4 . The license maintenance fees provided for in this Section 3 . 4 are non - refundable and non - creditable as against future royalty payments, milestones, and other fees and payments . 5. Product Development, Regulatory and Sales Milestone Payments . Company shall pay to UHN the following milestone payments, payable within thirty (30) days following the date that such milestone is met ; whether by Company, Affiliate, or Sublicensee : (a) $ 500,000 upon completion of the first Phase I clinical trial for the first indication of a first Product, anywhere in the Territory; (b) $1,000,000 upon completion of the first Phase II clinical trial for the first indication of a first Product, anywhere in the Territory; (c) $3,000,000 upon completion the of first Phase Ill clinical trial for the first indication of a first Product , anywhere in the Territory; Page 14 of 43

(d) $3,500,000 upon receipt of a first Regulatory Approved Product in the United States; (e) $3,500,000 upon receipt of a first Regulatory Approved Product in one of the following jurisdictions: France, Germany or the United Kingdom; and (f) $1,000,000 upon receipt of a first Regulatory Approval Product in one of: Japan, China, South Korea , Taiwan or Vietnam. UHN shall further receive fifty percent ( 50% ) of the milestone payments as outlined in this sub - section 3 . 5 (a) - (f) for the first subsequent clinical indication (or the first subsequent Product, whichever is first with respect to such milestone) not previously having attained such milestone and twenty - five ( 25% ) of the milestone payments as outlined in this sub - section 3 . 5 (a) - (f) for each subsequent clinical indication (or subsequent Product) not previously having attained such milestone . In the event that the relevant regulatory authority deems a given clinical trial phase is unnecessary or where are relevant regulatory authority allows one or more clinical trial phases to be combined, such milestone payment(s) shall still be owed ; where such milestone payment(s) will be due and payable upon achievement of the next milestone event or completion of the combined milestone events . Company shall pay to UHN the following milestone payments for cumulative Net Revenues as achieved by Company, Affiliate, and Sublicensee, payable within thirty (30) days following the date that such milestone is met. (g) $8,000,000 upon reaching $500,000,000 in cumulative Net Revenues for the first time; and Page 15 of 43 �

(h) $11,000,000 upon reaching $1,000,000,000 in cumulative Net Revenues for the first time. Page 16 of43 3.6 [Intentionally left blank] 7. Royalties. (a) Company shall pay UHN a non - stackable, flow - through royalty of four percent ( 4% ) of Net Revenues in respect of sales of Regulatory Approved Products in a country where the sale of Regulatory Approved Product is Covered by a Valid Claim in said country or for which regulatory market exclusivity ("Regulatory Exclusivity") is maintained for such Regulatory Approved Products such as an orphan drug ("Basic Royalty") . (b) Company shall pay UHN a royalty of two percent ( 2% ) of Net Revenues in respect of sales of Regulatory Approved Products in a country where the sale of Regulatory Approved Product is not Covered by a Valid Claim in that country, and the sale of the Regulatory Approved Product does not have Regulatory Exclusivity in that country, but said Regulatory Approved Product is Covered by a Valid Claim or has Regulatory Exclusivity in another country in the Territory . (c) Amounts paid pursuant to this Section 3 . 7 shall be referred to as "Royalties" . 8. Sublicensing Fees . Company shall pay to UHN a sublicense fee of fifteen percent ( 15% ) of the Sublicensing Revenue received by Company under any Sublicense(s) (collectively, "Sublicensing Fee") . For certainty, Sublicensing Fees do not apply to any Sublicensing Revenue to which Royalties have already been paid, as well as the

Developmental, Regulatory and Sales Milestones, where such have already been paid by the Company to UHN. 3.9 Payments. The Royalties described in Section 3 . 7 shall be made on Net Revenues received by Company in each Yearly Per i od . Payment(s) shall be made within ninety (90) days of the end of each Yearly Period . The Sublicensing Royalty described in Section 3.8 shall be paid by Company within thirty (60) days after receipt of the Sublicensing Revenue. 3.10 Commercialization Diligence. Company shall use commercially reasonable efforts to develop and commercialize Products and, specifically, shall: (a) submit a investigational new drug application, or similar regulatory filing required to conduct a clinical trial for the first Product by June 30 , 2025 , unless scientific, regulatory or business justifications beyond the reasonable control of Company warrant a delay ; (b) enroll first patient in (FPI) in a proof of concept study for the first Product, by June 30 , 2026 ; and (c) initiate a Phase II clinical trial within fifteen (15) months post a database lock of the Phase I clinical trial . Milestones can be extended by mutual agreement of both Parties, and as further subject to the following qualifications . In the event Company is unable to satisfy the performance milestones set out above for reasons beyond its reasonable control, including reasons related to regulatory requirements and has used and continues to use in good faith commercially reasonable efforts to develop the Licensed IP, UHN and Company shall negotiate in good faith revised performance milestones for a period of 120 days (during which negotiation period UHN shall not have the Page 17 of43 right to terminate this Agreement) . Absent a revision to the performance milestones (and following such 120 - day period to the extent applicable), this Agreement may be terminated at UHN's sole discretion if performance milestones are not met . 11. Interest . All undisputed monies payable to UHN by Company, and not paid when due, bear interest once due, at the prime rate of interest quoted by the Bank of Canada as at the due date, plus two percent ( 2% ) per annum until the date paid to UHN . UHN will be entitled to that interest in addition to any other rights or remedies available to it in respect of Company's payment default . 12. Withholdings . In the event that Company is required by any law to withhold and/or make payments to tax authorities in respect of any payments payable by Company to UHN under this Agreement, the amount withheld shall remain a liability of Company to UHN under this Agreement, and UHN shall be entitled to be reimbursed by Company for any monies withheld which shall be payable to UHN immediately . 13. Revenue Report . Company shall provide a summary report to UHN within 45 days after the close of each Contract Year for each Product ("Reporting Period"), in a format to be agreed upon between the Parties (the "Revenue Report"), Revenue Reports shall provide supporting details for any monies owing to UHN during the Reporting Period pursuant to this Agreement, which may include, (i) Gross Revenue, (ii) Net Revenues (including an itemized statement of any permitted discounts, refunds and taxes deducted), (iii) any performance milestones met, and (iv) the number of Products sold, along with calculations of any Basic Royalties that are payable to UHN for the Reporting Period . If no payments are due for any Reporting Period, then the Revenue Report shall so state . Company further agrees to provide annual report with regards to Company's obligations under the diligence requirements, and sublicensing . Page 18 of 43 oY

14. Complete Records . Company shall keep true and accurate records and books of account (in accordance with generally accepted accounting principles) containing all data reasonably required for the computing and verification of Gross Revenue, Net Revenues, and Basic Royalties . Company shall contractually require all Company Affiliates and Sublicensees to keep same and provide a copy of same to Company for purposes of inspection pursuant to Section 3 . 15 . Such records shall be maintained and accessible to UHN for at least five (5) years from the date of the payment to which such records are relevant . 15. Inspection of Records . The records specified in this Agreement shall be available for inspection by UHN or their duly appointed auditor, but not more than once per each Contract Year, upon reasonable written notice and during normal business hours at the principal place of business of Company, for the sole purpose of verifying payments owed under this Agreement . The costs of any such inspection shall be borne by UHN unless the report of an auditor shows that the Revenue Report was understated by more than five percent ( 5% ) in respect of the period under review, in which case UHN's reasonable out of pocket costs of the examination shall be paid by Company . 16. Discrepancy in Records . In the event that the records inspection conducted under Section 3 . 15 reveals any underpayment of royalties, sublicensing fees, or any other payments due to UHN under this Agreement, Company will promptly pay UHN the full amount of that underpayment together with interest thereon at the rate of interest referred to in Section 3 . 11 . In the event that the records inspection conducted under Section 3 . 15 reveals any overpayment of royalties, sublicensing fees, or any other payments due under this Agreement by Company, the overpaid amount will be credited against future amounts payable to UHN . However, if any overpayment is revealed following the expiration or termination of this Agreement, UHN will promptly pay the full amount of that overpayment to Company . � Page 19 of 43

ARTICLE 4 - REPRESENTATIONS, WARRANTIES AND LIABILITY 1. UHN Reps & Warranties. UHN represents and warrants to Company that: (a) it is duly incorporated and organized and validly existing under the laws of Ontario, and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement ; (b) it has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and perform its obligations hereunder ; (c) the execution and delivery of this Agreement by UHN and the performance of its obligations hereunder shall not result in either a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of UHN under : (i) any agreement to which UHN is a party or is otherwise bound by; (ii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over UHN; (iii) any applicable law, statute, ordinance, regulation or rule. 2. Company Reps & Warranties. Company represents and warrants to UHN that: (a) it is duly incorporated and organized and validly existing under the laws of Canada and has all the requisite corporate power and authority to enter into and perform its obligations under this Agreement ; � Page 20 of 43

(b) it has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the performance of its obligations hereunder (c) the execution and delivery of this Agreement by Company and the performance of its obligations hereunder shall not result in either a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of, any obligation of Company under : (i) any agreement to which Company is a party or is otherwise bound by; (ii) any of the terms and provisions of the constating documents or by - laws, or resolutions of the board of directors (or any committee thereof), of Company ; (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Company; (iv) any license, permit, approval, consent or authorization held by Company; and (v) any applicable law, statute, ordinance, regulation or rule. 3. Limitations of Liability . EXCEPT AS OTHERWISE EXPRESSLY SET OUT IN THIS AGREEMENT: (A) EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING WARRANTIES OF MERCHANTABILITY, SAFETY OR FITNESS FOR ANY PARTICULAR PURPOSE � Page 21 of 43

OF THE LICENSED IP, OR THAT THE LICENSED IP CAN BE EXPLOITED TO GENERATE REVENUES; (B) LICENSED IP IS BEING LICENSED "AS IS", AND UHN DOES NOT WARRANT OR REPRESENT THAT ISSUED PATENTS ARE VALID, OR PENDING PATENT APPLICATIONS WILL ISSUE, OR WHEN ISSUED WILL BE VALID, OR THAT THE PRACTICE OR EXPLOITATION OF ANY LICENSED IP (INCLUDING LICENSED DATA) PROVIDED TO COMPANY PURSUANT TO THIS AGREEMENT, DOES NOT, OR WILL NOT, CONSTITUTE INFRINGEMENT OF RIGHTS OF PERSONS NOT PARTIES HERETO . (C) UHN SHALL NOT BE LIABLE TO COMPANY FOR ANY DAMAGE, INCLUDING ANY DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL DAMAGE SUFFERED BY COMPANY RESULTING FROM THE USE OR OTHER EXPLOITATION OF THE LICENSED IP, INCLUDING WITHOUT LIMITATION THE SALE OF ANY PRODUCT AND SERVICE . FURTHERMORE, UHN MAKES NO REPRESENTATION THAT THE LICENSED IP IS FREE FROM DEFECT OR LIABILITY OF INTELLECTUAL PROPERTY INFRINGEMENT . 4 . 4 LIMITED LIABILITY . SUBJECT TO SECTION 4 . 3 AND 10 . 1 , THE PARTIES' ENTIRE LIABILITY TO ONE ANOTHER FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED AN AMOUNT EQUAL TO THE SUM OF TOTAL AMOUNTS ACCRUED TO UHN UNDER SECTIONS 3 . 2 to 3 . 8 AS WELL AS AMOUNTS ACCRUED AS COMPENSATION (NOT REIMBURSEMENT OF LEGAL FEES) UNDER SECTION 6 . 4 and 14 . 4 . ARTICLE 5 - FURTHER COVENANTS AND OBLIGATIONS . Page 22 of 43

1. Company Covenants . Company covenants and agrees that: (a) It shall exercise the License granted herein in accordance with all applicable laws, statutes, ordinances, regulations, guidelines and rules; (b) It shall cause to be applied to Products any markings required by applicable law to maintain continued validity and enforceability of the Licensed Patent(s); and (c) all Company employees, its consultants, Affiliates, Sublicensees and any other persons granted rights under this Agreement shall be made aware of Company's confidentiality obligations under this Agreement Company shall be liable to UHN for any breach of the confidentiality obligations set out in this Agreement. 2. UHN Covenants . UHN covenants and agrees that all UHN employees, staff members, students, and any other persons having access from UHN to the subject matter of this Agreement shall be made aware of the confidentiality obligations under this Agreement . UHN shall be liable to Company for any breach of the confidentiality obligations set out in this Agreement . ARTICLE 6 - MANAGEMENT OF INTELLECTUAL PROPERTY RIGHTS 1. UHN Ownership . Subject to Section 6 . 2 in respect of patent prosecution, as between the Parties, UHN shall retain ownership of the Licensed Patent(s) . 2. Patent Prosecution . With input from UHN, Company shall control the preparing, filing, prosecuting, obtaining and maintaining of the Licensed Patent(s) for the Field Page 23 of 43

of Use during the Term, at Company's sole cost and expense and using patent counsel of Company's choice, acceptable to UHN (acting reasonably) . Company shall : (i) provide to UHN, in a timely manner, copies of all material communications received from or filed in patent office(s) with respect to any filing, and (ii) provide prior written notice to UHN of any action that would materially affect the scope or validity of any filing, a reasonable time prior to taking or failing to take such proposed action so that UHN have a reasonable opportunity to review and comment . In the event that Company decides to : (a) forego or cease prosecution, or (b) cease maintenance, of any Licensed Patent(s) in any jurisdiction, UHN may (in its sole discretion and expense) continue such prosecution or maintenance and Company shall have no further obligations in respect of such Licensed Patent in such jurisdiction, and such Licensed Patent will no longer continue to be licensed to Company hereunder . 3. Cooperation and Notice . As provided for in this Article 6 , each Party shall cooperate with the other Party in the preparation, filing, prosecution and maintenance of any patents or patent applications within the Licensed Patent(s), including executing all papers and instruments required in order to enable the Party to apply for, to prosecute and to maintain applications and registrations in any country . 4. Infringement . Each Party will immediately notify the other Party upon becoming aware of actual or threatened infringement of the Licensed Patent(s) by a Person . The Parties shall co - operate fully in the enforcement of the Licensed Patent(s) . Company, its Affiliate(s), and/or its Sublicensee(s) shall have initial carriage of any such action(s), which it may undertake in its sole discretion . Company, its Affiliate(s) , and/or its Sublicensee(s) shall be responsible for all reasonable costs, including (a) legal fees and disbursements incurred by Company, (b) reasonable legal fees and disbursements incurred by UHN at the written request of Company, and (c) awards by the court against UHN or Company pertaining to the enforcement by Company of the Licensed Patent(s) . If UHN desires to enforce any intellectual property rights in Page 24 of 43 the Licensed Patent(s) after Company has declined in writing to do so, then UHN may do so at its sole cost and expense and shall keep Company reasonably apprised of the progress of any such enforcement activities . In all cases, any monies, including compensatory and other non - compensatory damages or recovery, actually received by a Party from a Person as a result of any action or settlement shall first go to reimburse the Party or Parties that incurred expenses in the action, on a pro rata basis among such Parties if the monies received are insufficient to cover such expenses . If any balance remains of the monies received from the Person after all such reimbursement, any remaining monies will be deemed to be Sublicensing Revenue . In the event that any Person brings or asserts a claim against Company or UHN that the manufacture, use, sale, distribution, marketing or importation of the Licensed IP or a Product infringes rights in intellectual property owned or otherwise controlled by such Person (an "Infringement Suit"), the following shall apply : (a) the Party receiving notice of an actual or threatened Infringement Suit, shall give the other Party prompt written notice, including any and all documents provided by the Person relating to such suit ; (b) Company, in its sole discretion, shall have the first right, but not an obligation, to defend against the Infringement Suit ; (c) if Company does not take steps to defend against the Infringement Suit within ninety (90) days after the date that notice thereof was received from or delivered to UHN, and the infringement suit relates to a Product, UHN may take such legally permissible action as it deems necessary or appropriate to defend against the Infringement Suit, but shall not be obligated to do so ; (d) the Party defending against the Infringement Suit (in this Subsection, the "Litigating Party") shall have the right to control such litigation and shall bear all Page 25 of 43 legal expenses (including court costs and legal fees), but it shall have no right to settle any dispute by stipulating or admitting invalidity or unenforceability of the Licensed IP without the other Party's prior written consent . The Parties agree , in good faith , to consult with each other with respect to any settlement of an Infringement Suit ; (e) the Litigating Party shall keep the other Party fully informed of the actions and positions taken or proposed to be taken by the Litigating Party and the actions and positions taken by all other parties to such litigation ; and (f) in the event that Company defends against the Infringement Suit, UHN may elect to participate formally in the Infringement Suit to the extent that the court may permit, provided that any additional expenses generated by UHN's formal participation shall be paid by UHN . Where either Company or UHN wishes to act alone pursuant to this Section 6 . 4 , but formalities require participation of the other Party, then the other Party shall join in the proceeding to the extent necessary for formalities . Each of Company and UHN will cooperate with the other Party in making available all necessary documents and witnesses for any legal proceedings, without charging any fees to the other Party, but the other Party shall reimburse reasonable out of pocket costs and expenses . 6 . 5 No Challenge ; No Actions . Company agrees that, during the term of this Agreement, it will not challenge the validity of intellectual property rights in the Licensed IP, except where the terms of this sub - section 6 . 5 are not enforceable by the laws of any applicable jurisdiction . The Company agrees to not knowingly take any action which would jeopardize the obtaining or maintaining of UHN's intellectual property in the Licensed IP and shall ensure same on behalf of its Affiliates and Sublicensees . Page 26 of 43

ARTICLE 7 - CONFIDENTIAL INFORMATION 1. Confidentiality . A Receiving Party shall take all reasonable measures, and at least the same measures as it takes in respect of its own Confidential Information of a similar nature, to keep confidential the Confidential Information of the Disclosing Party . A Receiving Party may disclose such Confidential Information to those of its directors, officers, employees, subcontractors, consultants and agents (collectively, "Representatives") having a need to know such information in connection with exercising the Receiving Party's rights and/or fulfilling the Receiving Party's obligations under this Agreement . With respect to Company, Representatives also include proposed and actual Sublicensees . A Receiving Party will ensure that any of its Representatives having access to the Confidential Information of the Disclosing Party are under a legal obligation to maintain such Confidential Information in confidence and are duly informed of this obligation . A Receiving Party will neither use nor disclose any of the Confidential Information of the Disclosing Party, except as expressly permitted hereunder . The terms of this Agreement are the Confidential Information of both Parties . 2. Equitable Relief . The Parties acknowledge that a breach of this Article 7 by either Party or any of its Representatives may cause irreparable harm and that the non - breaching Party may be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach . Such remedies shall not be deemed to be the exclusive remedies but shall be in addition to all other remedies available at law or equity . 3. Disclosure to Advisors . Notwithstanding the confidentiality obligations of this Agreement, each Party shall be permitted to disclose the terms of this Agreement without the prior written consent of the other Party to those of its directors, officers, employees, advisors, shareholders, investors, potential investors, underwriters, Page 27 of 43 partners, potential partners, potential acquirers, contractors and potential contractors and others who are on a need to know basis, under circumstances that reasonably ensure the confidentiality thereof . 7 . 4 Other Permitted Disclosures . Notwithstanding the confidentiality obligations of this Agreement, a Receiving Party shall be permitted to disclose the Confidential Information of the Disclosing Party without the prior written consent of the Disclosing Party (a) to the extent required to be disclosed by law (including the securities laws, regulations and listing requirements in Canada, United States and other jurisdictions) or an order of a court, tribunal, or government agency, provided that, to the extent legally permissible, the Receiving Party (i) gives to the Disclosing Party prompt written notice of the required disclosure in order to allow the Disclosing Party reasonable opportunity to seek a confidentiality order or the like, and (ii) cooperates with efforts of the Disclosing Party (at the Disclosing Party's expense) in connection therewith ; and (b) as required to be disclosed in connection with the filing with, or approval, certification or endorsement from, any governmental body or medical protocol, in each case for a Product, provided that the information disclosed pursuant to this Subsection (b) is not the inventive subject matter of an unpublished patent application . ARTICLE 8 - PUBLICATION 8 . 1 Publications . No Publication by a Party shall disclose Confidential Information of the other Party without the prior written consent of such other Party . Page 28 of 43 �

ARTICLE 9 - TERM & TERMINATION 1. Term . Unless earlier terminated pursuant to Sections 9 . 2 or 9 . 3 , this Agreement shall terminate on the expiration of the last Valid Claim under the last Licensed Patent (the "Term " ) . 2. Earlier Termination. This Agreement shall earlier terminate : (a) immediately on the one (1) day prior to the occurrence of any of the following events : (i) Company files a voluntary petition in bankruptcy or insolvency or shall petition for reorganization under any bankruptcy law , or makes a general assignment for the benefit of creditors, or otherw i se is adjudged bankrupt ; (ii) Company shall consent to an involuntary petition in bankruptcy or if a receiving order is given against it under the Bankruptcy and Insolvency Act (or such other equivalent Act in the respective jurisdiction) ; or (iii) The appointment of a receiver or other sim i lar representative for Company by a court of competent jurisdiction , provided such appointment has not been challenged for a period of sixty ( 60 days) ; (b) at the option of UHN , if Company materially breaches any of its material obligations under this Agreement, and fails to remedy the breach within sixty (60) days after being given written notice thereof by UHN (for the purpose of this clause, the Parties agree that breaching Sections 3 . 1 , 3 . 2 - 3 . 9 , 3 . 10 , 5 . 1 , 11 , or 14 . 4 of this Agreement constitutes a material breach) ; Page 2 9 of 4 3 6P(

(c) at the option of Company, if UHN materially breaches any of its material obligations under this Agreement, and fails to remedy the breach within sixty (60) days after being given written notice thereof by Company ; or (d) by mutual consent of the Parties pursuant to Section 9.3. 3. Termination by Mutual Consent . The Parties may terminate this Agreement at any time by mutual consent, which consent shall be evidenced by a written agreement duly executed by the Parties . 4. Obligations on Insolvency . In the event that this Agreement is terminated for insolvency further to Section 9 . 2 (a), (i) the License and (ii) subject to Section 9 . 5 (c) any Sublicenses granted further to the License in accordance with this Agreement, will be terminated and all rights to the Licensed IP shall revert to UHN . Licensed IP shall not in any manner form part of the assets of Company or the assets of any Sublicensee of Company ; provided, however, that if a Sublicensee agrees in writing to assume all of Company's obligations, UHN shall permit such Sublicensee to have "step in rights" or alternatively to enter into a direct license with such Sublicensee on terms no less favourable than those granted to Company in this Agreement . 5. Effects of Early Termination . In the event of the earlier termination of this Agreement : (a) subject to Section 9 . 5 (e), the License will be terminated, all rights to the Licensed IP shall revert to UHN, and Company shall cease and desist any further use or exploitation of the Licensed Patent(s) and any other Licensed IP which is, on termination of this Agreement, UHN Confidential Information, and, within thirty (30) days , either destroy or return to UHN (at the request of UHN and in its sole Page 30 of 43 6U discretion) all Information; documents and materials containing UHN Confidential (b) Company shall within thirty (30) days of the date of such earlier termination, pay UHN all current amounts then owed to UHN pursuant to this Agreement ; for purposes of certainty and clarity, no term or provision of this Agreement shall be construed to waive the payment of any monies to UHN accrued at the date of said earlier termination, or arising thereafter ; (c) no termination of this Agreement shall be construed as a termination of any valid Sublicense of any Sublicensee, and thereafter each such Sublicensee shall be considered a direct licensee of UHN, provided that : (i) such Sublicensee is then in full compliance with all material terms and conditions of its Sublicense, and (ii) such Sublicensee agrees in writing to assume all material obligations (including, without limitation, those of a financial nature) of Company under this Agreement ; (d) the Parties shall take all necessary steps in a prudent business manner to effect the orderly termination of this Agreement ; and (e) Company may continue to sell at fair market value any existing stock of any Products manufactured, or in the process of being manufactured , prior to notice of said early termination, provided Company shall pay UHN all royalties owed in respect of such Products pursuant to Article 3 . ARTICLE 10 - INDEMNIFICATION 10.1 Indemnification. Company, agrees to indemnify, save harmless, and defend UHN and its directors, officers, trustees, research staff, employees, agents, research Page 31 of 43 d9(

trainees, students and inventor(s), and their successors, heirs and assigns (collectively, "UHN lndemnitees"), against any and all claims, suits, losses, damages, costs, fees, and expenses (including reasonable legal expenses) arising out of a claim of any Person (collectively, "Claims") which : (a) arises out of or is in any way connected with the manufacture, design, distribution, offer for sale, sale or use (including without limitation use in clinical trials) of Products or Regulatory Approved Products (as the case may be) by Company, its Affiliates, or Sublicensee(s) ; (b) arises from exploitation of the Licensed IP by Company, its Affiliates, or its Sublicensee(s) ; or (c) arises out of Company's breach of this Agreement ; except to the extent caused by the negligence or willful misconduct of UHN or any of the other UHN lndemnitees . 10 . 2 Indemnification Procedure . UHN shall promptly notify Company of any Claim and, where the Claim does not come within the exclusions of subsection 10 . 1 , Company shall appoint counsel to represent the applicable UHN lndemnitees with respect to such Claim . The UHN lndemnitees shall reasonably cooperate with Company in defense and settlement of such Claim at no expense to Company . Neither Company nor the UHN lndemnitees shall enter into any settlement agreement with any Person without the consent of the other Party, which consent shall not be unreasonably withheld ; provided that UHN lndemnitees shall be permitted in their sole discretion to settle any such Claim if they have first irrevocably waived in writing their rights to indemnification with respect to such Claim . Page 32 of 43

ARTICLE 11 - INSURANCE 11 . 1 Company Insurance . No later than thirty (30) days prior to the earlier of the first use of Licensed IP with humans (unless otherwise covered by UHN - sponsored insurance) or first sale of Regulatory Approved Product(s), Company, at Company's expense, shall obtain and maintain general liability, product liability and/or clinical trial liability insurance (the "Company Insurance") applicable to clinical trials and/or sale of Regulatory Approved Products, of a minimum of three (3) million per occurrence and three (3) million annual aggregate, naming UHN as co - insured (the Parties will reasonably negotiate dropping the naming of UHN as co - insured if such naming is refused by insurance company) . Company shall, at its own expense, obtain and maintain the Company Insurance from the date required by this Section 1. until the end of the Term and for a period of three (3) years thereafter . Company shall take reasonable steps to ensure that any lapse in Company Insurance is rectifiable during the remedy period outlined in Section 9 . 2 (b) . The setting of minimum policy limits shall not be construed as a limitation of Company's liability . 2. Sublicensee Insurance . Company shall take reasonable steps to ensure that any Sublicensee obtain and maintain general liability, product liability and (if applicable) clinical trial liability insurance applicable to clinical trials and/or sale of Regulatory Approved Products, covering the activities of the Sublicensee under its sublicense . The policy terms, including monetary policy limits shall, in no event, be less than the requirements of Company Insurance . Company shall take reasonable steps to ensure that Sublicensee(s) (at no expense to UHN) obtain and maintain, from the earlier of the first use of the Licensed IP with humans or the first sale of Regulatory Approved Product(s) under any Sublicense, until the end of the term of the Sublicense and for a period of three (3) years thereafter, a policy of appropriate Page 33 of 43 liability insurance naming UHN as a co - insured at a level commensurate with the Company Insurance . 3. Qualified Insurance . All insurance policies required in accordance with this Article 11 shall be obtained from an insurance company qualified to offer protection in the jurisdictions where Licensed IP is exploited or Regulatory Approved Products are offered for sale . 4. Certificate of Insurance . Company shall, no later than thirty (30) days of a written request , provide UHN with a copy of the Company's and the Sublicensee's certificate of insurance in force at the time of the request and evidencing compliance with the requirements of this Article 11 . This provision shall survive the early termination or expiration of this Agreement . 5. Incomplete Insurance . In the event Company (or Sublicensee, as appropriate) is unable to obtain the insurance coverage required by this Article 11 , Company shall promptly inform UHN, in writing or if any portion of the Company's insurance or the Sublicensee's insurance is cancelled and not immediately replaced . ARTICLE 12 - DISPUTE RESOLUTION 12 . 1 General . In the event of any dispute, disagreement, controversy, question or claim arising out of or related to this Agreement (a "Dispute"), the Parties may agree to resolve or determine such dispute by arbitration in accordance with this Section 12 ; provided that, before commencing arbitration, the Party initiating the arbitration will notify the other Party of the dispute in detail, and in writing ("Dispute Notice") . Each Party will then use reasonable commercial best efforts to resolve the dispute promptly after delivery of the Dispute Notice, through escalation of the Dispute to the upper management within their respective organizations . In the event the dispute is Page 34 of 43 dJ(

not resolved within twenty (20) days of the delivery of the Dispute Notice, either Party may submit the dispute to binding arbitration . 2. Subject to the provisions of the Agreement , each Party shall continue performing its obligations under this Agreement during the period of any Dispute, including payment of undisputed amounts then due . 3. The arbitration procedures in this Section 12 shall not (i) apply to claims by nonparties, or (ii) prevent either Party from seeking interim and/or interlocutory injunctive relief from a court of competent jurisdiction pending disposition of any Dispute . 4. Arbitration Seat . The arbitral seat for any arbitration commenced by either Party shall be Toronto, Ontario, or at such other location agreed by the Parties . 5. Arbitrator . The arbitration tribunal will consist of a single arbitrator chosen by the Parties . Where the Parties are unable to agree upon an arbitrator, who is willing to serve, within thirty (30) days of receipt of a demand to arbitrate, then the Parties shall jointly bring an application to a judge of the Ontario Superior Court in Toronto for an order appointing an arbitrator . 6. Procedure . The scope of arbitration will be limited to the resolution of the dispute submitted to arbitration . Subject to the provisions of this Section 12 , the arbitrator shall determine the procedure for the arbitration . Such procedure shall include at least one opportunity for written submissions by or on behalf of each Party and may include proceedings by way of exchange of oral argument, hearings with or without witnesses, and such other procedures as the arbitrator deems appropriate The arbitrator shall have no power to amend the provisions of this Agreement . The arbitrator will have all the powers of a court of law or in equity . 7. Decision . The arbitrator shall not award either Party punitive damages and the Parties shall be deemed to have waived any right to such damages . The decision shall be in writing and judgment upon the award by the arbitrator may be entered into any court having jurisdiction . Prompt handling and disposal of the issue shall be important . Accordingly, the arbitrator is instructed to assume adequate managerial initiative and control over discovery and other aspects of the proceeding to schedule discovery and other activities for substantially continuous work, thereby expediting Page 35 of 43 the arbitration as much as is deemed reasonable to the arbitrator, but in all events, to effect a final award within ninety (90) days of the arbitrator's selection or appointment and within ten (10) days of the completion of the hearing . 8. Confidential Information . Subject to disclosure obligations imposed upon UHN by law or regulation, the content of the proceedings shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard both Parties' Confidential Information . 9. Costs . The arbitrator shall have the right, but not the obligation, to order that the losing Party pay the fees of the arbitrator, and the legal and expert witness fees of the successful Party, which shall be determined by the arbitrator . 10. No Appeal/Judgment . The arbitrator's decision will be final and binding on the Parties and in lieu of all other remedies and procedures available to the Parties except as otherwise provided in this Agreement . An award of the arbitrator may be entered as judgment or order in any court having jurisdiction, by either Party and enforced in the same manner as a judgment or order to the same effect . Each Party consents to leave being granted if necessary, to have any award of the arbitrator enforced in the same manner as a judgment or order to the same effect in any court having jurisdiction . ARTICLE 13 - NOTICE 1. Notice . All notices which are required or permitted to be given hereunder ("Notices") including judicial payment notices must be in writing . All such Notices must be sent as follows : to UHN : Attention : Director, Technology Development & Commercialization Page 36 of 43

University Health Network 101 College Street - Suite 150 Heritage Building - MaRS Centre Toronto, Ontario, Canada MSG 1L7 Facsimile No.: (416) 977 - 4765 E - mail: tdc@uhnresearch.ca to Company : Attention: President Lucid Psycheceuticals Inc. 1 Adelaide Street East, Suite 801 Toronto, Ontario, Canada MSC 2V9 E - mail: jromano@lucidpsycheceuticals . com Cc: lpk@lucidpsycheceuticals . com or to such other address as a Party may des i gnate by Notice given in accordance with this Article 13 . Any such Notice may be delivered by hand , by registered mail, or sent by facsimile or electronically, and will be deemed to have been delivered on the date of delivery if delivered by hand, five (5) days after mailing if sent by registered mail, or on the first business day following the date of sending if sent by facsimile or electronically with confirmation of delivery . Page 37 of 43 ARTICLE 14 - GENERAL

1. Entire Agreement . The Parties hereto acknowledge that this Agreement and its Schedules is the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto . 2. General Assurances . The Parties agree to do all such things and to execute such instruments and documents as may be reasonably necessary in order to carry out the provisions of this Agreement . 3. Enure to Benefit . This Agreement shall enure to the benefit of and be binding upon the respective Parties and, where the context admits or requires, their respective permitted successors or assigns . 4. Assignment. (a) This Agreement cannot be assigned, sold, transferred or encumbered in any manner by Company without the prior written consent of UHN, which consent will not be unreasonably withheld, but any such consent shall be conditional on the receipt by UHN of any payment owed to UHN under subsection 14 . 4 (b) . (b) No assignment of this Agreement (and any Sublicense following such assignment) shall be finalized and executed, or otherwise deemed to be valid, absent the receipt by UHN of the License Transfer Fee (as further defined below in Subsection 14 . 4 (c)) . (c) In the event of the sale, transfer or other disposition to a Person of the whole of Company's business to a third party or the whole of Company's business rights encompassing the Licensed IP and requiring the assignment of this Agreement, Company shall pay to UHN a "License Transfer Fee" equal to two and a half Page 38 of 43 percent ( 2 . 5% ) of the (monetized) amount received by Company in respect of said sale/transfer/disposition, up to a maximum of $ 2 , 500 , 000 , such payment to be made by Company to UHN, within forty five (45) days of the closing of such sale/transfer/disposition (or receipt of consideration in the event of scheduled payments) . 5. No Use of Names . Except as required for the purposes of complying with the provisions of this Agreement or as required by applicable laws, rules and regulations, neither Party shall use the name, logo, trade - mark or trade - name of the other Party in connection with any Product(s)/Regulatory Approved Product(s), publicity, promotion news release, advertising or similar public statements or otherwise without the prior written consent of the other Party, which consent shall not be unreasonably withheld . 6. No Joint Venture . Each Party is and will remain at all times independent of each other . The Parties are not and shall not be considered to be joint venturers, partners or agents of each other and neither of them shall have the power to bind or obligate the other except as set forth in this Agreement . The Parties mutually covenant and agree that neither shall they, in any way, incur any contractual or other obligation in the name of the other, nor shall either have liability for any debts incurred by the other . No representation will be made or acts taken by either of the Parties which would establish any apparent relationship of agency, joint venture, partnership or employment . 7. Waiver . No amendment, supplement or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party . No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided . Further, no failure or delay by any Party in Page 39 of 43 exerc 1 s 1 ng any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy . 8. Joint Preparation . This Agreement shall be deemed to be jointly prepared by the Parties, and any ambiguity shall not be construed for or against any single Party. 9. Governing Law . This Agreement shall be governed by the laws of the Province of Ontario and the applicable laws of Canada, and shall be treated as an Ontario contract . 10. Severability of Provisions . In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, the remainder of this Agreement shall remain in full force and effect without said provision in said jurisdiction and such determination shall not affect the validity or enforceability of such provision or this Agreement in any other jurisdiction . The Parties shall, in good faith, negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement . 11. Force Majeure. In the event that any one of the Parties is prevented from fulfilling any of its obligations by acts of God, war, terrorism, strikes, riots, storms, fires, governmental orders or restrictions, disease or epidemic, or any other cause beyond its control, the payment of royalties, or the applicable pro rata portion thereof, shall be suspended during the full period of any such prevention, but payment of royalties which have accrued for payment prior to or after such cause shall not be excused. Page 40 of 43

UHN will have the right to terminate this Agreement in the event that Company is unable to fulfill its obligations for a period of at least four (4) months . 14 . 12 Survival . The termination or expiration of this Agreement shall not relieve the Parties of any obligations accruing prior to such expiration or termination, and any such expiration or termination shall be without prejudice to the rights of either Party against the other Party . Articles 1 , 7 , 8 , 10 , 12 and 13 in their entirety, Article 11 (for the period stated therein), Articles 3 . 1 b, 3 . 14 (for the period stated therein), 3 . 15 and 3 . 16 (for the period stated in Section 3 . 14 ) , and Articles 4 . 3 , 4 . 4 , 9 . 4 , 9 . 5 , 14 . 1 , 14 . 3 , 14 . 5 , 14 , 8 , 14 . 9 , 14 . 10 , and 14 . 12 . 14 . 13 Counterparts . This Agreement may be executed in counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument . Transmission by facsimile, email or other form of electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart . The Parties are executing this Agreement so as to be effective on the Effective Date. UNIVERSITY HEALTH NETWORK � Per: Brad Wouters (May 19, 202111 : 54 EDT) Name: Dr. Bradly G . Wouters Title: Executive V.P., Science & Rese Page 41 of 43 cf}/

SCHEDULE "A" Licensed Patent(s) A. Patent Applications/Issued Patents: Inhibitors of protein arginine deiminase (PAD) enzymes and uses thereof Information Country � Application Patent Number Application Status Date 2015 - 061 - - 01 - - 2015 - 061 - 2£ 2015 - 061 - � 2015 - 061 - � United States PCT United States Europe N one Provisional - A PCT Number US62/205 , 9 39 PCT / CA201 6 / 050958 US15 /7 53 , 2 08 EP1683631 4 . 1 Aug 17 , 2015 Aug 15 , 20 1 6 Aug 15 , 2016 Aug 15 , 2016 N one US10 , 716,7 91 N on e Utility Utility Exp i red Exp i red Patent - ISSUED Patent - allowed B. Foreign Dependent Applications All patent application(s) or issued patents claiming priority to the applications listed in Section A of this Schedule A. C. Continuations, Continuations - in - Part, Divisionals, Renewals, Extensions For greater certainty , the intellectual property herein in Schedule A shall include : (i) Any issued patent(s) or patent application(s) described or listed in this Schedule A ; All continuations and continuations - in - part applications to the patent (ii) applications in Schedule A herein , and all patents issuing therefrom , with the proviso that ownership rights in any continuation - in - part applications and or patents shall only apply to issued claims containing subject matter which can claim the benefit of a priority date of any patent or patent application described in Section A herein . All foreign counterparts of any of the foregoing (including without limitation , any European Supplementary Protection Certifications or equivalents) All divisionals , patents of addition , reissues , renewals , and/or extensions of any of the patents , patent applications , continuation - in - part applications set out in any of the foregoing Sections A , B , or C ( i ) , (ii) , or (iii) herein . (iii) (iv)

Schedule "B" Licensed Data Data including chem i cal , in vitro and in vivo data , including but not limited to ADME, efficacy and to x icity , that is relevant to this Licensed Patent(s) .